SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)

                 Filed by the Registrant                    [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

           [ ] Preliminary Proxy Statement
           [ ] Confidential, for Use of the Commission Only
                (as permitted by Rule 14a-6(e)(2))
           [X] Definitive Proxy Statement
           [ ] Definitive Additional Materials
           [ ] Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

General American Investors Company, Inc.
(Name of Registrant as Specified in its Charter)

                                 [Insert Name]
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which registrant applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

GENERAL AMERICAN INVESTORS Company, Inc.
450 Lexington Avenue . New York . N.Y. 10017


                    Notice of Annual Meeting of Stockholders

                                                                February 3, 1997

To the Stockholders of

GENERAL AMERICAN INVESTORS Company, Inc.


NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of General American Investors Company, Inc. will be held in the North Room on the Third Floor of the Harvard Club of New York City, 27 West 44th Street, New York City, N.Y., on Wednesday, March 12, 1997 at 2:30 o'clock in the afternoon, New York Time, for the purpose of

         (a) Electing directors to hold office until the annual meeting of stockholders next ensuing after their election and until their respective successors are elected and shall have qualified; and

         (b) Ratifying or rejecting the selection by the Board of Directors of the Company of the firm of Ernst & Young LLP to be the auditors of the Company for the year ending December 31, 1997; and

         (c) Approving or rejecting the shareholder proposal recommending that the Board of Directors convert the Company into an open-end investment company; and

         (d) Transacting any and all such other business as may properly come before the meeting or any adjournment or adjournments thereof in connecting with the foregoing or otherwise.

     The minute books of the Company, containing the minutes of all meetings of the Board of Directors since the last annual meeting of the stockholders, will be presented to the meeting and will there be open to the inspection of the stockholders.

     The close of business on January 27, 1997 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting.

     This notice and related proxy material is expected to be mailed on or about February 3, 1997.

                                            By Order of the Board of Directors,

                                            Carole Anne Clementi

                                            Secretary


If you do not expect to attend the meeting in person and wish your stock to be voted, you are requested to fill in and sign the accompanying form of proxy and return it in the accompanying envelope.

GENERAL AMERICAN INVESTORS Company, Inc.
450 Lexington Avenue . New York . N.Y. 10017


                                 PROXY STATEMENT

                                                                February 3, 1997

This statement is furnished in connection with the solicitation by the Board of Directors of General American Investors Company, Inc. (hereinafter called the "Company" or the "Corporation") of proxies to be used at the annual meeting of stockholders of the Company, to be held in the North Room on the Third Floor of the Harvard Club of New York City, 27 West 44th Street, New York City, N.Y., on Wednesday, March 12, 1997 at 2:30 o'clock in the afternoon (and at any adjournment or adjournments thereof) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders who execute proxies retain the right to revoke them at any time insofar as they have not been exercised, by written notice to the Secretary of the Company or by attendance at the Annual Meeting.

The close of business on January 27, 1997 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting.

This proxy statement and the form of proxy are expected to be mailed on or about February 3, 1997.

Proxies returned will be voted in accordance with the instructions thereon or, if no instructions are indicated, in favor of the directors named herein, to approve the appointment of Ernst & Young LLP as auditors and against the shareholder proposal relating to the conversion of the Company into an open-end investment company.

As of January 27, 1997, the Company had outstanding 23,624,490 shares of Common Stock, $1 par value, each share carrying one vote.

A.   Respecting the Election of Directors

     At the meeting, thirteen directors are to be elected to hold office until the annual meeting of stockholders next ensuing after their election and until their respective successors are elected and shall have qualified. It is the intention of the persons named in the accompanying form of proxy to nominate and to vote such proxy for the election of persons named below or, if any such persons should be unable to serve, for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment. All of the persons named below are incumbent directors. They have agreed to serve if elected.


1                             (continued on page 2)

                                                                                                    COMMON
                                                                                                  STOCK, SHARES
NAME AND BUSINESS ADDRESS          PRINCIPAL OCCUPATION*, BUSINESS EXPERIENCE          BECAME      BENEFICIALLY OWNED      PERCENT
                                   DURING PAST FIVE YEARS AND AGE                     DIRECTOR     DEC. 31, 1996 **        OF CLASS
------------------------------------------------------------------------------------------------------------------------------------
Arthur G. Altschul, Jr.            Mr. Altschul is managing member of Owen, Diaz         1995          105,876               .45
Owen Diaz & Altschul, LLC          & Altschul, LLC which was founded in May 1996.
(investments and securities)       From 1992 to May 1996, he was employed by
745 Fifth Avenue, Suite 3001       SUGEN, Inc. (biopharmaceuticals), Redwood City,
New York, NY  10151                CA, most recently as senior director of corporate
                                   affairs. He was Assistant Secretary  of SUGEN
                                   from May 1992 to May 1996. Mr. Altschul has
                                   been managing general partner of Altschul
                                   Investment  Group,  L.P. (a private investment
                                   partnership),  New York, NY since 1988. He is
                                   a director of Medicis Pharmaceutical Corporation,
                                   Phoenix, AZ and Owen, Diaz & Altschul Fund I, Ltd.,
                                   Hamilton, Bermuda.  Mr. Altschul is 32 years old.


Lawrence B. Buttenwieser           Mr. Buttenwieser has been a partner of Rosenman       1967          685,381              2.90
Rosenman & Colin LLP               & Colin LLP and predecessor firms since 1966.  He
(lawyers)                          has been the Chairman of the Board of Directors
575 Madison Avenue                 of the Company since May 1995 and a director
New York, NY  10022                of the Company since 1967. He is also a director
                                   of Time Warner Inc., New York, NY.  Mr.
                                   Buttenwieser is 65 years old.


Lewis B. Cullman                   Mr. Cullman has been president of Cullman             1961          102,807               .44
Cullman Ventures, Inc.             Ventures, Inc. (formerly solely a holding
(calendars and catalogs)           company) since 1968.  He is chairman and a
767 Third Avenue                   director  of   Chess-in-the-Schools
New York, NY  10017                (charitable foundation), New York, NY.  Mr.
                                   Cullman is vice chairman of the international
                                   council and an honorary trustee of the Museum
                                   of Modern Art, New York, NY. Mr.Cullman is 78
                                   years old.


Spencer Davidson #                 Mr. Davidson has been President and Chief Executive   1995          206,436               .87
General American Investors         Officer of the Company since August 1995; prior
 Company, Inc.                     thereto he was senior investment counsellor since
450 Lexington Avenue               joining the Company in 1994.  He was elected a
New York, NY  10017                Director of the Company in September 1995.  Before
                                   joining General American, Mr. Davidson was the
                                   General Partner of The Hudson Partnership (a private
                                   investment partnership), New York, NY.  He is
                                   a trustee of the Innisfree Foundation, Inc.
                                   (not-for-profit foundation), Millbrook, NY and
                                   of the Neurosciences Research Foundation
                                   (scientific research foundation), San Diego, CA.
                                   Mr. Davidson is 54 years old.

2                            (continued on page 3)

                                                                                                    COMMON
                                                                                                  STOCK, SHARES
NAME AND BUSINESS ADDRESS          PRINCIPAL OCCUPATION*, BUSINESS EXPERIENCE          BECAME      BENEFICIALLY OWNED      PERCENT
                                   DURING PAST FIVE YEARS AND AGE                     DIRECTOR     DEC. 31, 1996 **        OF CLASS
------------------------------------------------------------------------------------------------------------------------------------
Gerald M. Edelman                  Dr. Edelman has been a member and the chairman        1976            1,068               .00
Department of Neurobiology         of the Department of Neurobiology of The Scripps
The Scripps Research Institute     Research Institute since July 1992; prior thereto,
10666 North Torrey Pines Rd.       he was Vincent Astor Professor of The Rockefeller
La Jolla, CA  92037                University, New York, NY.  Dr. Edelman is director
                                   and president of the Neurosciences Institute of
                                   the   Neurosciences    Research    Foundation
                                   (scientific research foundation),  San Diego,
                                   CA;   president   and  a   director   of  the
                                   Neurosciences Support Corporation (scientific
                                   research support foundation),  San Diego, CA;
                                   a director of Becton,  Dickinson and Company,
                                   Franklin Lakes,  NJ; and a member emeritus of
                                   the  board  of   governors  of  the  Weizmann
                                   Institute of Science,  Rehovot,  Israel.  Dr.
                                   Edelman is 67 years old.


Anthony M. Frank                   Mr. Frank has been chairman and a director of         1992            4,047                .02
Belvedere Partners                 Belvedere Partners since 1994.  He has been Chairman
(private financial consulting)     of Acrogen Inc. (biotechnology company), Oakland,
1 Maritime Plaza, Suite 1201       CA since March 1992; prior thereto, he was The
San Francisco, CA  94111           Postmaster General of the United States from
                                   March 1988.  Prior to entering government service,
                                   he was chairman of First Nationwide Bank. Mr. Frank
                                   is  a   director   of   Bedford   Properties,
                                   Lafayette, CA; Cotelligent Group, Inc., San
                                   Francisco, CA; Crescent Real Estate Equities,
                                   Inc.,  New  York,  NY;   Financial   Security
                                   Assurance Holdings Ltd., New York, NY; Irvine
                                   Apartment  Communities,  Inc., Newport Beach,
                                   CA; Living Centers of America,  Houston,  TX;
                                   The   Schwab   (Charles)   Corporation,   San
                                   Francisco, CA and Temple-Inland Inc., Diboll,
                                   TX.  He  is  a  director  and  consultant  of
                                   Transamerica  Home First Inc., San Francisco,
                                   CA and an overseer of the Amos Tuck School of
                                   Business, Dartmouth College, Hanover, NH. Mr.
                                   Frank is 65 years old.


John D. Gordan, III                Mr. Gordan has been a partner of Morgan, Lewis        1986            5,060                .02
Morgan, Lewis and Bockius          and Bockius since October 1994; prior thereto,
(lawyers)                          he was a partner of Lord Day & Lord, Barrett
101 Park Avenue                    Smith and predecessor firm from 1979.
New York, NY  10178                Mr. Gordan is 51 years old.



Bill Green                         Mr. Green represented the 15th New York               1993            2,310                .01
Corporate Director and             Congressional District (east side of Manhattan)
  Trustee                          in the U.S. House of Representatives from 1978
14 E. 60th Street - Suite 702      through 1992.  He is a director of ClientSoft,
New York, NY  10022                Inc., Tarrytown, NY; Commercial Capital Corp.,
                                   New York, NY; and Energy Answers Corporation,
                                   Albany, NY.  He is also a member of the New
                                   York City Campaign Finance Board, New York, NY
                                   and a member and vice chair of the New York
                                   City Housing Development Corporation, New York,
                                   NY.  Mr. Green is 67 years old.


Victoria Hamilton #                Ms. Hamilton, has been Executive Vice-President       1996              559              .00
General American Investors         and Chief Operating Officer of the Company since
  Company, Inc.                    August 1995; prior thereto, she was a Vice-
450 Lexington Avenue               President from the time she joined the Company
New York, NY  10017                in February 1992.  Before joining General
                                   American, she was a principal with SRK Management
                                   Company (a private investment company), New York,
                                   NY from 1982.  Ms. Hamilton is a director of
                                   Microbiological Associates, Inc., Rockville, MD.
                                   Ms. Hamilton is 43 years old.


3                            (continued on page 4)

                                                                                                     COMMON
                                                                                                   STOCK, SHARES
NAME AND BUSINESS ADDRESS          PRINCIPAL OCCUPATION*, BUSINESS EXPERIENCE          BECAME      BENEFICIALLY OWNED      PERCENT
                                   DURING PAST FIVE YEARS AND AGE                     DIRECTOR     DEC. 31, 1996 **        OF CLASS
------------------------------------------------------------------------------------------------------------------------------------


Sidney R. Knafel                   Mr. Knafel has been managing partner of SRK           1994           14,299               .06
SRK Management Company             Management Company since 1981.  He is chairman
(private investment company)       of the board of directors of Insight
126 East 56th Street               Communications, Inc., New York, NY; and
New York, NY  10022                Microbiological Associates, Inc., Rockville, MD.
                                   Mr. Knafel is a director of Cellular
                                   Communications International, Inc., New York,
                                   NY; Cellular  Communications  of Puerto Rico,
                                   Inc.,  New  York,  NY;  IGENE  Biotechnology,
                                   Inc., Columbia,  MD; International  CableTel,
                                   Inc.,   New  York,  NY; and several  privately
                                   owned companies. Mr. Knafel is 66 years old.


Richard R. Pivirotto               Mr. Pivirotto was chairman of the board of            1971            1,080              .00
President, Richard R. Pivirotto    directors of Associated Dry Goods Corporation,
  Co., Inc.                        New York, NY from 1976 until his retirement in
(self-employed consultant)         1981. He is a director of The Gillette Company,
111 Clapboard Ridge Road           Boston, MA; Immunomedics, Inc. (biopharmaceuticals),
Greenwich, CT  06830               Morris Plains, NJ; New York Life Insurance Company,
                                   New  York,  NY;  and  Westinghouse   Electric
                                   Corporation,  Pittsburgh, PA. He is a trustee
                                   of Greenwich Hospital Corporation, Greenwich,
                                   CT,  a  trustee  of the  General  Theological
                                   Seminary, New York, NY, and a charter trustee
                                   emeritus of Princeton University,  Princeton,
                                   NJ. Mr. Pivirotto is 66 years old.


Joseph T. Stewart, Jr.             Mr. Stewart has been an executive consultant          1987           12,360              .05
Corporate Director and             to Johnson & Johnson, New Brunswick, NJ since
  Trustee                          September 1990; prior thereto, he was a
147 Rolling Hill Road              consultant to  Bristol-Myers  Squibb  Company
Skillman, NJ  08558                from January 1990 to March 1990.  Mr. Stewart
                                   was senior vice president,  corporate affairs
                                   of  Squibb  Corporation  from  1982  until he
                                   retired in January 1990. He was a director of
                                   Squibb Corporation from 1984 until its merger
                                   into Bristol-Myers Squibb Company in 1989. He
                                   is  a  director   of  Liposome   Co.,   Inc.,
                                   Princeton, NJ, a trustee of the Foundation of
                                   the  University  of Medicine and Dentistry of
                                   New Jersey,  Newark, NJ, a trustee of the New
                                   School for Social Research, New York, NY, and
                                   a  member  of  the  advisory  council  to the
                                   Marine Biological Laboratory, Woods Hole, MA.
                                   Mr. Stewart is 67 years old.


Raymond S. Troubh                  Mr.  Troubh has been a  financial  consultant         1989          15,333               .06
10 Rockefeller Plaza, Suite 712    since 1974.  He is a director of ADT Limited,
New York, NY  10020                Boca Raton, FL; America West Airlines,  Inc.,
                                   Phoenix, AZ; Ariad Pharmaceuticals,  Inc.,
                                   Cambridge, MA; Becton, Dickinson and Company,
                                   Franklin Lakes, NJ; Diamond Offshore Drilling,
                                   Inc., Houston, TX;  Foundation  Health
                                   Corporation, Rancho Cordova, CA; The MicroCap
                                   Fund, Inc., New York, NY; Olsten Corporation,
                                   Westbury, NY; Petrie Stores Corporation,
                                   Secaucus,  NJ; Time Warner Inc., New York, NY;
                                   Triarc  Companies, Inc., New York, NY; and WHX
                                   Corporation,  New York, NY. Mr. Troubh is 70
                                   years old.


         *  If the principal  occupation  shown has been held for less than five years,  additional background information relating to the director's principal occupation is included in the supplemental paragraph together with his other directorships.

         ** This information has been furnished by each director. In addition to shares owned beneficially, shares as to which directors have or share the power to vote or dispose are as follows:

4                             (continued on page 5)

NAME                       Shares             Percent of Class
----                       ------             ----------------
Lewis B. Cullman            61,722                .26
John D. Gordan, III        310,273               1.31
Sidney R. Knafel             8,198                .03

         # Mr. Davidson and Ms. Hamilton are "interested persons" of the
           Company, as defined under Section 2a(19) of the Investment Company Act of 1940, as amended, by reason of their being officers of the Company.


     The directors and officers as a group owned beneficially or have or share the power to vote or dispose of an aggregate 1,621,209 shares of Common Stock (6.86% of the class). In addition, the Company has the power to vote 300,099 shares of Common Stock (1.27% of the class) held by the trustee for the Company's Employees' Thrift Plan, as described below.

                Meetings of Committees of the Board of Directors

     During 1996, the Company's Board of Directors held seven meetings.

     The Audit Committee of the Board of Directors consists of the following directors, all of whom are "non- interested" directors: Mr. John D. Gordan, III, Chairman, Mr. Arthur G. Altschul, Jr., Mr. Lawrence B. Buttenwieser, Mr. Lewis
B. Cullman, Mr. Bill Green, Mr. Sidney R. Knafel and Mr. Raymond S. Troubh; and Mr. Anthony M. Frank, alternate. Generally, for the Company, the Audit Committee monitors financial reporting, reviews reports on the system of internal accounting control, reviews the scope of the audit work, reviews fees in relation to services performed by the auditors, reviews the results of auditors' work, reviews and oversees responses to recommendations, if any, made to the Company by the auditors, recommends the selection of the auditors to the Board of Directors and acts as a liaison between the Board of Directors and the auditors and management personnel. The Committee met two times during the fiscal year, on March 13 and December 11, 1996.

     The Compensation Committee of the Board of Directors consists of the following directors: Mr. Bill Green, Chairman, Mr. Lawrence B. Buttenwieser, Mr. Anthony M. Frank, Mr. Sidney R. Knafel, Mr. Richard R. Pivirotto, Mr. Malcolm B. Smith, Mr. Joseph T. Stewart, Jr. and Mr. Raymond S. Troubh; and Mr. Lewis B. Cullman and Dr. Gerald M. Edelman, alternates. Generally, for the Company, the Compensation Committee reviews the operations of the Company and performance and contributions made during each year by its officers and employees, reviews management proposals for year-end supplemental compensation and levels of compensation for the ensuing year, reviews comparable operating and compensation data of other companies in the investment industry, and makes recommendations on matters of compensation to the Board of Directors. The Committee met once during the fiscal year, on December 11, 1996.

     The Executive Committee/Nominating Committee of the Board of Directors consists of the following Directors: Mr. Richard R. Pivirotto, Chairman, Mr. Lawrence B. Buttenwieser, Mr. Spencer Davidson, Dr. Gerald M. Edelman, Ms. Victoria Hamilton, Mr. Malcolm B. Smith and Mr. Joseph T. Stewart, Jr.; and Mr. John D. Gordan, III, and Mr. Bill Green, alternates. In addition to functioning as an Executive Committee with authority to exercise the powers of the Board of Directors in the management of the business and affairs of the Company when the Board is not in session, the Executive Committee/Nominating Committee is responsible for identifying individuals who may be nominated to serve as Directors of the Company, responding to inquiries relating to nominations to the Board and making recommendations to the Board with respect to individuals to be nominated to serve as Directors. The Committee met two times during the fiscal year, on February 22, and December 11, 1996.

     Each Director attended at least seventy-five percent of the aggregate number of meetings of the Board of Directors and of the committee(s) on which he or she serves.

       Compliance with Section 16 of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and certain other persons to file timely certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission. Copies of the required filings must also be furnished to the Company.

     Based solely on its review of such forms received by it, or written representations from certain reporting persons, the Company believes that during 1996 all applicable Section 16(a) filing requirements were complied with, except that the Form 4s required to be filed by Lawrence B. Buttenwieser for two transactions, one in June 1994 and one in August 1994, were filed late due to the delay in the receipt by Mr. Buttenwieser of information from an investment adviser to a trust in which the transactions occurred.

                               Executive Officers

     In addition to Mr. Spencer Davidson, President and Chief Executive Officer of the Company, and Ms. Victoria Hamilton, Executive Vice-President and Chief Operating Officer, information with respect to whom is set forth above, the executive officers of the Company include the following. (Officers are elected each year by the Board of Directors at its annual organization meeting in March.)

     Mr. John J. Smith, 46, Vice-President since January 1989 and, prior thereto, Secretary from January 1986, has been a security analyst with the Company since March 1981. Mr. Smith is principally responsible for securities in the chemical, medical, pharmaceutical and environmental control industries.

     Mr. Andrew V. Vindigni, 37, Vice-President since September 1995 and, prior thereto, Assistant Vice-President from January 1991, has been a security analyst with the Company since 1988. Mr. Vindigni is principally responsible for securities in the financial services industry.

     Mr. Eugene L. DeStaebler, Jr., 58, has been Vice-President, Administration since January 1978.

     Mr. Peter P. Donnelly, 48, Vice-President since January 1991 and, prior thereto, Assistant Vice-President from January 1984, has been the securities trader for the Company since 1974.

     Mrs. Diane G. Radosti, 44, Treasurer since January 1990, has been an employee of the Company since 1980.

     Mrs. Carole Anne Clementi, 50, Secretary since October 1994 and, prior thereto, Assistant Secretary from July 1993, has been an employee of the Company since 1982.


                             Executive Compensation

     The following table sets forth the compensation received during 1996 from the Company by its executive officers and directors.

                                                                                                 Pension or
 Name of Individual                 Capacities                                                   retirement
or number of persons                 in which                           Aggregate               benefits accrued
     in group                        served                            Compensation              during 1996 *
--------------------                -----------                        -------------            -----------------
Spencer Davidson                    President and                      $  466,000                $49,914
                                     Chief Executive Officer
Victoria Hamilton                   Executive Vice-President and          336,000                 34,326
                                     Chief Operating Officer
S. Lawrence Feit                    Senior Vice-President**               280,288                 32,994
9 executive officers                                                    2,475,288                251,658
 as a group
14 directors as                                                           185,000 ***
 a group

          * The amounts shown in this column represent the Company's payments made during 1996 to the trustee of the Company's Employees' Thrift Plan, as described below, or accounting reserves established during 1996 under the Company's Excess Contribution Plan, as described below, on behalf of the respective individuals or group members.

         ** Mr. Feit retired as an officer and employee of the Company as of December 31, 1996.

        *** Each director who is not a paid officer of the Company received a fee of $10,000 as an annual retainer, a fee of $500 for attendance at each Directors' meeting and $500 for each Committee meeting which he attended in his capacity as a Director.

6

     With respect to the Company's Employees' Thrift Plan, the Company matches 150% of an employee's contributions up to 8% of basic salary to the plan. Company contributions are invested in shares of the Company's common stock. An employee's interest in Company contributions to his account is fully vested after six years of service. Partial vesting begins after two years of participation in the plan. All employees, including officers, are eligible to participate in the Thrift Plan after six months of services with the Company. Employees whose annual compensation exceeds $150,000 are required to invest their future contributions to the plan in shares of the Company's common stock, and their existing plan balances will be converted into the Company's common stock over the three years next succeeding the attainment of that compensation level.

     The Company has an Employees' Retirement Plan which is broadly characterized as a defined benefit plan. The Company contributes to the trustee for the plan annual costs which include actuarially determined current service costs and amortization of prior service costs. Retirement benefits are based on final average earnings (basic salary, exclusive of overtime, bonuses, commissions, pension, retainer fees, fees under contracts or any other forms of additional or special compensation, for the five consecutive years in which the participant had the highest basic salary during the last ten years of service) and years of credited service, less an offset for social security covered compensation, plus an additional amount equal to $50 for each year of credited service. All employees, including officers, over age 21 commence participation in the plan after one year of service and are fully vested after six years of service. Partial vesting begins after two years of service. Participants are eligible to receive normal retirement benefits at age 65. In certain instances, a reduced benefit may begin upon retirement between ages 55 and 65.

     The  following  table  shows  the  estimated  annual  retirement   benefits
(including amounts attributable to the Company's Excess Benefit Plan, as described below), which are subject to a deduction based on a portion of social security covered compensation, payable on a straight life annuity basis, at normal retirement date to all eligible employees, including officers, in specified compensation and years-of-service classifications:

                  Estimated Annual Benefits Based Upon Years of Credited Service
                   -------------------------------------------------------------
         Final Average        10             20             30            40
            Earnings

            $ 50,000       $  8,645       $ 17,290       $ 25,935       $ 31,865
             100,000         16,790         33,580         50,370         61,730
             150,000         24,935         49,870         74,805         91,595
             200,000         33,080         66,160         99,240        121,460
             250,000         41,225         82,450        123,675        151,325
             300,000         49,370         98,740        148,110        181,190
             350,000         57,515        115,030        172,545        211,055
             400,000         65,660        131,320        196,980        240,920

     For those officers of the Company listed in the compensation table on page 6, the following indicates his years of credited service in the Company's Retirement Plan and basic salary for 1996. Spencer Davidson (2) $416,000, Victoria Hamilton (4) $286,000, and S. Lawrence Feit (10) $275,000.

     The Company also has Excess Contribution and Excess Benefit Plans. Under such plans, the Company may establish accounting reserves and make payments directly to selected participants in the Company's Thrift and Retirement Plans, respectively, to the extent the levels of contributions or benefits for such participants under such plans are limited by sections 415, 416 and/or 401(a)(17) of the Internal Revenue Code. Such benefits commence at the time benefits commence under the related tax-qualified plan. Mr. Davidson, Ms. Hamilton and Mr. Feit are participants in both the Excess Contribution and Excess Benefit Plans.

     In 1991, the Company's Board of Directors adopted a retirement plan for the independent directors with five or more years of service at retirement and for the Chairman at the time (the "Eligible Directors"). Under the plan, Eligible Directors were entitled to receive an annual retirement benefit based on their years of service and the annual retainer at the time of retirement. On January 10, 1996, the Board of Directors terminated the plan and, as a result, the Company distributed the current lump sum value of vested benefits to participants and beneficiaries except for two directors who waived their rights to payments of any benefits under the plan. The aggregate amount of the lump sum value paid on January 25, 1996 was $543,682.

B. Respecting the Ratification and Approval of Appointment of Auditors by the Board of Directors

     Proposal (b) set forth in the accompanying Notice of Annual Meeting of Stockholders is the ratification or rejection of the action taken in the following resolutions unanimously adopted by the Board of Directors (a majority of non-interested directors voting in person) appointing the firm of Ernst & Young LLP to be the auditors of the Company for the fiscal year ending December 31, 1997.

              "RESOLVED, that the firm of Ernst & Young LLP be and they hereby are appointed the auditors of the Company with respect to its operations for the year 1997; and further

              "RESOLVED, that such auditors be and they hereby are authorized and instructed to conduct an audit, in accordance with generally accepted auditing standards, of the financial statements of the Company as of and for the year ending December 31, 1997; and further

              "RESOLVED, that such auditors be and they hereby are authorized and instructed to conduct a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the interim financial statements of the Company as of and for the six months ending June 30, 1997; and further

              "RESOLVED, that such appointment shall terminate (without penalty to the Company) in the event that it shall be rejected at the annual meeting of the stockholders of the Company in 1997; and further

              "RESOLVED, that such appointment shall terminate (without penalty to the Company) if a majority (as defined in the Investment Company Act of 1940) of the outstanding voting securities of the Company at any meeting called for the purpose shall vote to terminate such appointment; and further

              "RESOLVED, that the report of such auditors expressing their opinion with respect to the financial statements above described and the report of such auditors with respect to the review above described shall be addressed to the Board of Directors of the Company and to the stockholders thereof."

     Ernst & Young LLP were the auditors for the Company for 1996. A representative of Ernst & Young LLP will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement. Stockholders who wish to submit questions in advance to the auditors may do so in writing to Mr. Stephen D. Karpf, Partner, Ernst & Young LLP, 787 Seventh Avenue, New York, N.Y. 10019.

C. Shareholder Proposal Recommending that the Board Convert the Company into an Open-End Investment Company

     The Board of Directors of General American Investors unanimously recommends that you vote AGAINST this shareholder proposal relating to the conversion of the Company to an open-end investment company for the reasons set forth below.

     Approval of this shareholder proposal requires the affirmative vote of the holders of a majority of the shares of the Company present in person or represented by proxy at the meeting and entitled to vote. However, in the event that this shareholder proposal is approved and the Board of Directors determines to proceed with converting the Company to open-end status, it will be necessary to call another meeting of shareholders at which shareholders will be asked to vote whether or not to approve converting the Company to an open-end fund. Approval of that proposal would require the affirmative vote of two-thirds of the outstanding shares of the Company.

     The Board of Directors has been informed by Jack N. Bonne', 45 Horseshoe Hill Road, Pound Ridge, New York 10576, owner of 536 shares and representing an additional family interest of 3,278 shares at October 1, 1996, that he intends to submit the following proposal at the meeting:

          "RESOLVED, that the stockholders of General American Investors Company, Inc., assembled in annual meeting in person and by proxy, request the Board of Directors take the steps necessary to amend the Articles of Incorporation, by-laws or comply with other legal requirements to convert the fund from closed-end status to an open-end mutual fund."

     The proponent has requested that the following statement be included in the proxy statement in support of his proposal:

     "Shareholders should vote in favor of this proposal to provide them with the opportunity to eliminate the large market discount, 15% at October 4, from the actual net asset value of their shares. On October 4 the market price was $23.125 versus net asset value of $27.20. Furthermore, the average annual return over the past 5 years for General American shares was only 6.9% versus 14.7% per year for an average of open-end funds with a Standard & Poor's 500 Index objective.

     Strong support along the lines we suggest was shown at last year's annual meeting when 2,653,130 shares or over 18 percent of the shareholder votes were cast in favor of this proposal.

     Furthermore, in spite of an aggressive buy-back program initiated last year, the large discount to net asset value remains.

     Funds that have opened include: the Japan Fund, the Pacific European Growth Fund, The Germany Fund of Canada, The Nicholas-Applegate Growth Equity Fund and GT Global Europe Fund.

     Conversion of General American to an open-end mutual fund would permit shareholders to monitor investment performance of their fund versus being currently required to measure both market performance and portfolio performance which makes it difficult for shareholders to compare performance of their fund to others.

     If you agree that to best enhance the value of your shares your Directors take the steps necessary to convert General American fund from a closed-end mutual fund to an open-end mutual fund, then please mark your proxy FOR; if you disagree mark AGAINST.

     PLEASE NOTE: PROXIES NOT MARKED WILL BE VOTED AGAINST THIS RESOLUTION."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THE SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW.

     As stated at the last two annual meetings and as set forth in the Company's 1995 and 1996 proxy statements, your Directors are extremely concerned about the proposal to convert the Company into an open-end (mutual) fund. Their reasons for opposition to the proposal are listed below. However, the basis for their opposition rests on a fundamental view of the Company as an investment vehicle with a focus on long-term capital appreciation and a commitment to the long-term investor.

     General  American  Investors  Company  was  established  in 1927.  Over its
70-year history, the Company has operated successfully as a closed-end investment company and provided its shareholders with good long-term investment results. Your Directors believe that the proposal to convert the Company into an open-end (mutual) fund is not in the best interests of the shareholders. The shareholders of the Company have rejected virtually identical proposals by margins of approximately 5:1 in each of the past two years. While the effect of changing the Company into a mutual fund might be to provide some shareholders with a quick one-time profit, it would be at the probable expense of other shareholders whose interests are long-term in nature.

     The closed-end structure permits portfolio managers to focus on investment considerations without concern for significant fluctuations in invested capital. On the other hand, open-end funds must maintain cash reserves to provide for possible redemptions and may be required to buy or sell portfolio securities, at inopportune times, due to cash flows resulting from shareholder purchases or redemptions of fund shares. Your Directors believe that the stable capital base provided by the closed-end structure is consistent with the Company's principal investment objective of long-term capital appreciation and the focus of its staff on fundamental security analysis.

     Shares of closed-end funds trade in the market place based on the forces of supply and demand. Frequently, shares of closed-end funds sell at prices below their underlying net asset value (at a discount). Sometimes, shares sell at a premium (above their underlying net asset value). When shares sell at a discount, they represent a buying opportunity, not only for individuals, but, also, for the issuing company acting on behalf of its shareholders. Indeed, during the period from March 31, 1995 through December 31, 1996, the Company repurchased approximately 3.4 million of its shares at an average discount of 15.9%. The Company's shareholders have also recognized this buying opportunity as they have elected to receive in additional shares of the Company's common stock over 60% of the optional dividends from net investment income and capital gain paid during each of the past 5 years.

     As well as defeating proposals relating to the conversion of the Company to open-end (mutual) fund status in each of the past two years, the shareholders of the Company voted overwhelmingly in 1978 to make it more difficult to achieve such a conversion, strongly endorsing the closed-end structure for the Company. At that time, at the recommendation of management, shareholders approved a proposal to amend the Company's Certificate of Incorporation to require the vote of two-thirds of the outstanding shares to dissolve the Company or to convert it into an open-end fund. Votes were cast in favor of this proposal by a margin of 10:1.

     As  stated  in  the  Company's   1995  and  1996  proxy   statements,   the
disadvantages of converting the Company to a mutual fund include:

         (1) Redemptions could force the sale of portfolio securities in amounts and at times disadvantageous for shareholders who did not redeem.

         (2) Redemptions would likely lead to forced realization of capital gains, with unfavorable tax consequences to non-redeeming shareholders.

         (3)      Greater  liquidity  would have to be  maintained  against  the
                  possibility  of  continuing   redemptions,   thus  potentially
                  reducing overall returns.

         (4) The Company would be forced to make arrangements to sell new shares if it wished to offset redemptions.

         (5)      The  costs   of  conversion   itself,  including  the   legal,
                  accounting and printing costs, would be borne by the Company and its shareholders.

         (6) The Company would have to expend time and money to develop infrastructures to deal with the distribution, accounting, transfer agency and shareholder servicing necessary to deal with redemptions and sales of open-end funds and the resulting cash inflows and outflows.

         (7) As the Company is not affiliated with any broker-dealer or mutual fund sponsor, through which most mutual funds are sold, management time would be diverted to finding an underwriter and assisting in the distribution of shares.

         (8) The expense ratio (the ratio of operating expenses to average net assets) would probably increase as redemptions took place.

         (9) The Company would lose its listing on the New York Stock Exchange. Thus, shareholders would lose the advantages of owning a listed security. In addition, certain investors, such as pension funds, have internal restrictions on the amount of their portfolio which can be invested in non - listed securities; accordingly, such investors could be forced to redeem their shares.

        (10) The portion of the Company's assets which could be invested in smaller companies with excellent prospects but with limited marketability would be restricted. For example, under Securities and Exchange Commission interpretations, an open-end company may invest no more than 15% of its total assets in illiquid assets.

        (11) Uncertainty regarding the size and stability of the Company would affect the Company's ability to attract and retain capable personnel.

     As you are aware, the key attraction for those interested in converting the Company to an open-end fund is the realization of a one-time profit resulting from the elimination of the discount from net asset value at which the stocks of most closed-end investment companies have traded in the market in recent years.

     Your Directors are very much aware of the discount factor. The Company's shares have traded at a discount in each of the last 20 years. They have traded at discounts of at least 10% in all but 4 of the years in that period. On the other hand, in 7 of those years (and as recently as April 1993) the shares have traded at a premium over net asset value. The Company has, over the years, devoted much effort to determining the reasons for the discount. Over time, the discounts for all closed-end funds have tended to fluctuate widely. Despite a significant amount of research and analysis, there is no generally accepted explanation for these fluctuations. While there can be no assurance that there will be a substantial reduction in the current discount, there is, likewise, no reason to believe that, in the future, shares will not trade at or above their net asset value as they have in the past.

     In order to take advantage of the discount, as mentioned above, the Company repurchased a significant number of its shares during the past 21 months in an effort to enhance shareholder value (by improving the net asset value per share for remaining shareholders through share repurchase at less than net asset value per share). Prior to 1995, the last time the Company's shares traded at a significant discount level was the period from 1987 to 1991. During that 5 year period, the Company repurchased over 2,500,000 shares for over $42,500,000 at an average discount of approximately 17%.

     In addition, your Directors believe that the underlying performance of the Company is more important than eliminating the discount. Premiums and discounts are short term indicators and are not significant to the long term investor. Meanwhile, the discount factor permits investors to purchase additional shares worth significantly more than a dollar of net assets for every dollar invested. Presumably this is a valued opportunity for General American's investors as over three-fifths of all dividends distributed in December were distributed as shares rather than cash at the shareholders' option.

     As you know, when the same proposal was put before the Company's shareholders at the 1995 and 1996 annual meetings, 83% and 82%, respectively, of the shares voted were cast against this proposal.

     Your Directors believe that there is an important continuing service to be provided to the investing public by General American Investors as a medium-sized closed-end investment fund. Your vote AGAINST the proposal to convert the Company from closed-end status to open-end mutual fund status will help to assure its continuity as a closed-end fund in the long-term interests of all its shareholders.


D.   Respecting Other Matters Which May Come Before the Meeting

     The Board of Directors of the Company does not know of any other matters which may come before the meeting. However, if any other matters, of which the Board of Directors is not now aware, are properly presented for action before the meeting, including any questions as to the adjournment of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

E.   Allocation of Portfolio Brokerage

     Brokerage commissions paid by the Company during 1996 were $425,409, including $45,077 (10.60%) paid to Goldman, Sachs & Co. The Chairman Emeritus of the Company is a limited partner of The Goldman Sachs Group, L.P. which is an affiliate of Goldman, Sachs & Co. Of the aggregate dollar amount of the Company's transactions involving brokerage commissions during 1996, 8.76% were effected through Goldman, Sachs & Co.

     The Company's general policy regarding the execution of securities transactions is to select brokers and dealers on the basis of the most favorable markets, prices and execution of orders. A certain amount of the Company's securities transactions are placed with brokers and dealers who provide brokerage and research services and in these circumstances the commissions paid may be higher than those which might otherwise have been paid to another broker or dealer if those services had not been provided.

     Research services generally include receipt of written reports, attendance at meetings or participation in discussions with respect to specific subjects, such as a company, an industry or the economic outlook. Block availability is also a consideration in determining the selection of brokers. The Company seeks to utilize services obtained from brokers and dealers fairly with respect to all accounts under its management. To the extent that the ability to direct brokerage enhances its access to such services, the benefits are fairly shared.

     In negotiating brokerage commissions on securities transactions, the Company's trader with his awareness of competitive rates negotiates the most favorable commission to effect a particular transaction. Size of order and difficulty of execution are considerations in the negotiation. All transactions, including the commission factor, are subject to supervision and review by the Company's officers.

F.   Portfolio Turnover Rate

     The annual rate of the total portfolio turnover for the fiscal year ended December 31, 1996 was 33.40%.

G.   Stockholder Proposals

     In order for a stockholder proposal to be considered for inclusion in the Company's proxy material relating to its 1998 annual meeting of stockholders, the stockholder proposal must be received by the Company no later than October 6, 1997, and must comply with certain other rules and regulations promulgated by the Securities and Exchange Commission.

-------------------------------------------------------------------------------
     The expense of the solicitation of proxies for this meeting will be borne by the Company. In addition to mailing copies of this material to stockholders, the Company will request persons who hold stock for others, in their names or custody or in the names of nominees, to forward copies of such material to those persons for whom they hold stock of the Company and to request authority for the execution of the proxies. The Company may reimburse such persons for their out-of-pocket expenses incurred in connection therewith. ChaseMellon Shareholder Services, L.L.C. has been retained to assist in the solicitation of proxies at a fee to be paid by the Company and estimated at $6,500, plus disbursements.

     It is important that proxies be returned promptly. Therefore, stockholders who do not expect to attend in person and who wish their stock to be voted are urged to fill in, sign and return the accompanying form of proxy in the enclosed envelope.

                    GENERAL AMERICAN INVESTORS COMPANY, INC.
                              450 Lexington Avenue
                               New York, NY 10017

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Lawrence B. Buttenwieser, Spencer Davidson and Victoria Hamilton as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all stock of the above Company which the undersigned is entitled to vote, at the annual meeting of stockholders on March 12, 1997, and at any adjournment thereof.

     The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR all nominees" in item A, "FOR" item B and "AGAINST" item C.


                         Please mark your votes as indicated in this example [X]

The Board of Directors recommends a vote "FOR ALL NOMINEES" in item A, "FOR" item B and "AGAINST" item C.

A. Election of the following nominees as Directors:

   Mr. Altschul, Mr. Buttenwieser, Mr. Cullman, Mr. Davidson, Dr. Edelman, Mr. Frank, Mr. Gordan, Mr. Green, Ms. Hamilton, Mr. Knafel, Mr. Pivirotto, Mr. Stewart and Mr. Troubh

   [ ] FOR all nominees except any indicated
   [ ] WITHHOLD AUTHORITY to vote for all listed nominees

   (Instruction: To withhold authority to vote for individual nominees, write the nominees' names on the line below)

    _________________________________________________________________________

B.  Ratification of Ernst & Young LLP as auditors.

    [ ] FOR
    [ ] AGAINST
    [ ] ABSTAIN

C. Approval of the shareholder proposal relating to the conversion of the Company into an open-end investment company.
    [ ] FOR
    [ ] AGAINST
    [ ] ABSTAIN

D. In their discretion, the appointees are authorized to vote upon any other matters which may properly come before the meeting or any adjournments thereof.


Signature __________________________________________

Signature __________________________________________

Date______________________

Please date and sign your name as it appears above and return in the enclosed envelope. When signing as an attorney, executor, administrator, trustee, or guardian, please give title as such. If a signer is a corporation, please sign full corporate name by authorized officer and attach corporate seal. For joint accounts, each joint owner should sign.